UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2005

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On July 21, 2005, the Mohegan Tribal Gaming Authority (the “Authority”) issued a press release announcing the plans for Mohegan Sun at Pocono Downs, a proposed 400,000 square foot gaming and entertainment facility to be constructed on the existing grounds of Pocono Downs racetrack on Route 315 in Plains, Pennsylvania. The plans provide for approximately 2,000 slot machines, 3 full-service restaurants, a 300 seat buffet, a 15,000 square foot food court, several bars and lounges, an 18,000 square foot nightclub, a “Kid’s Quest” center, 20,000 square feet of retail space, new parking facilities and an enhanced employee services area.

Construction will begin immediately upon issuance of a conditional slot license by the Pennsylvania Gaming Control Board, anticipated in early 2006. The opening date is projected to be approximately 14 months from the beginning of construction. Estimated cost of construction for the facility is between $140 and $160 million.

In addition to the development of the new gaming and entertainment facility, there are plans to make significant improvements and additions to the existing Pocono Downs Clubhouse and Grandstand including a new simulcast facility, a two-story addition to the Grandstand, the installation of approximately 1,000 slot machines (upon receipt of a conditional license) and a new 10,000 square foot food court. These improvements are estimated to cost up to $47 million and construction is scheduled to begin in September of this year and last approximately 6 months.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This press release may also be found on the Authority’s website at www.mohegansun.com, under “About Mohegan Sun/Investor Relations/Financial News”.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are furnished as part of this report:

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated July 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: July 21, 2005	By:	/s/ Mark F. Brown
Mark F. Brown
Chairman, Management Board